Exhibit 3.2

AMENDMENT TO THE BYLAWS

OF

DATAVAULT AI INC.

The bylaws (the “Bylaws”) of Datavault AI Inc., a Delaware corporation (the “Company”), shall be amended as follows:

Article II, Section 2.6 of the Bylaws is hereby amended and restated in its entirety as follows:

“2.6 Quorum. The holders of shares of stock having one-third of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation.”

The remainder of the Bylaws shall remain as is and in full force and effect. The undersigned hereby certifies that the foregoing amendment to the Bylaws was adopted and approved by the board of directors of the Company by unanimous written consent.

Adopted and effective as of September 25, 2025.

/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Financial Officer